February 14, 2006

Mail Stop 3561

Via US Mail and Facsimile

Mr. Henry C. Wolf
Vice Chairman and Chief Financial Officer
3 Commercial Place
Norfolk, Virginia 23510-2191

Re:	Norfolk Southern Corporation
	Form 10-K for the year ended December 31, 2004
	Forms 10-QSB for the periods ended June 30, 2005, March 31,
2005
and
      September 30, 2005
	Commission file #: 001-08339

Dear Mr. Wolf:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,



								Linda Cvrkel
								Branch Chief
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Mr. Henry C. Wolf
Norfolk Southern Corporation
February 2, 2006
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